UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 1, 2016 (February 25, 2016)

Nivalis Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37449	20-8969493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3122 Sterling Circle, Suite 200 Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 945-7700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2016, the Board of Directors of Nivalis Therapeutics, Inc. (the “Company”) approved an increase in the size of the Board of Directors to seven and the appointment of Paul Sekhri to fill the resulting vacancy. Mr. Sekhri will serve as a Class I director to the Board of Directors and will stand for re-election at the Company’s annual stockholders meeting in 2016. Mr. Sekhri will also serve on the Company’s Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Sekhri, age 57, is the President and CEO of Lycera Corp., a position he has held since February 2015. Prior to this position, he served as Senior Vice President, Integrated Care for Sanofi from April 2014 through January 2015, and as Group Executive Vice President, Global Business Development and Chief Strategy Officer for Teva Pharmaceutical Industries, Ltd. from March 2013 to March 2014. Prior to joining Teva he spent five years from January 2009 to February 2013 as Operating Partner and Head of the Biotechnology Operating Group at TPG Biotech, the life sciences venture capital arm of TPG Capital. From 2004-2009, Mr. Sekhri was Founder, President, and Chief Executive Officer of Cerimon Pharmaceuticals, Inc. Prior to founding Cerimon, Mr. Sekhri was President and Chief Business Officer of ARIAD Pharmaceuticals, Inc. Previously, Mr. Sekhri spent four years at Novartis, as Senior Vice President, and Head of Global Search and Evaluation, Business Development and Licensing for Novartis Pharma AG. Mr. Sekhri is on the board of directors of the publicly held Veeva Systems, Pharming N.V., Enumeral Biomedical. Mr. Sekhri completed graduate work in Neuroscience at the University of Maryland School of Medicine, where he also received his BS in Zoology.

Mr. Sekhri will be entitled to the compensation previously approved for the independent directors of the Board, which consists of an annual retainer of $35,000 payable quarterly and annual committee retainers of $5,000 and $3,750 payable quarterly for service on the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, an initial option grant of 11,475 shares of common stock that vests in equal monthly installments over a three-year period following the date of his appointment and an annual option grant of 7,650 shares of common stock that vests in equal monthly installments over the one-year anniversary of the date of grant, in each case subject to continued service.

Mr. Sekhri entered into the Company’s standard indemnification agreement, the form of which was filed as an exhibit to the Company’s registration statement on Form S-1 (Registration No. 333- 204127).

The Board has determined that Mr. Sekhri satisfies the definition of “independent director” under the Nasdaq listing standards. There is no arrangement or understanding between Mr. Sekhri and any other person pursuant to which Mr. Sekhri was selected as a director.

Also on February 25, 2016, Jonathan Leff notified the Company that he has decided not to stand for reelection to the Company’s Board of Directors at the Company’s Annual Meeting for stockholders to be held on April 27, 2016 and that, therefore, his term as a director will expire effective immediately following the Annual Meeting. Mr. Leff decided not to stand for reelection to the Board of Directors so that he could devote more time to his other professional and personal responsibilities. The decision by Mr. Leff did not arise from any disagreement on any matter relating to the Company’s operations, policies or practices.

Nivalis issued a press release announcing Mr. Sekhri’s appointment to the Board on March 1, 2016, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Also on February 25, 2016, the Board of Directors of the Company approved, on the recommendation of the Compensation Committee, threshold, target and stretch key performance indicators (“KPIs”) applicable to performance-based cash bonuses that may be awarded to the Company’s executive officers and other employees for fiscal 2016 performance. The KPI’s include clinical development, financial and operational goals. The Compensation Committee will review and approve the Company’s performance against the

2016 KPI’s during the first quarter of 2017 and may approve the payment of cash bonuses to the Company’s executive officers and other employees in amounts equal to a percentage of the executive officer’s or other employee’s base salary multiplied by the overall percentage achievement of the KPI goals as determined by the Compensation Committee.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits.

Number and Description

99.1        Press Release, dated March 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIVALIS THERAPEUTICS, INC.

March 1, 2016	By:	/s/ R. Michael Carruthers
	Name:	R. Michael Carruthers
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated March 1, 2016.